Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEventsSM

IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

Event Date/Time: May. 16. 2005 / 12:00PM ET

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FINAL TRANSCRIPT

May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Tania Jernigan

Impac Mortgage Holdings, Inc. - VP, IR

Joseph Tomkinson

Impac Mortgage Holdings, Inc. - Chairman, CEO

Richard Johnson

Impac Mortgage Holdings, Inc. - CFO, VP

Gretchen Verdugo

Impac Mortgage Holdings, Inc. - CAO, VP

William Ashmore

Impac Mortgage Holdings, Inc. - President, COO

CONFERENCE CALL PARTICIPANTS

Bill (ph)

- Analyst

Richard Eckert

Roth Capital Partners, LLC - Analyst

Scott Coran (ph)

- Analyst

James Ackor

RBC Capital Markets - Analyst

Darius (ph)

- Analyst

Howard Amster (ph)

- Analyst

PRESENTATION

Operator

My name is Crystal, and I will be your conference facilitator today. At this time I would like to welcome everyone to the Impac Mortgage Holdings first-quarter earnings conference call. After the speakers’ remarks, there will be a question and answer period. Thank you, Ms. Tania Jernigan. You may begin your conference.

Tania Jernigan - Impac Mortgage Holdings, Inc. - VP, IR

Good morning, everyone. Thank you for joining Impac Mortgage Holdings first-quarter earnings conference call.

During this call, we will make projections or other forward-looking statements in regard to GAAP or net earnings and taxable earnings, cash flows, dividends, loan acquisitions and originations, growth of total mortgage assets, our ability to raise capital, reduction of interest rate and market risk exposure.

I would like to refer you to review the business risk factors in our quarterly report on form 10-Q for the following period of March 31, 2005, as well as our form 10-K-A for 2004. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or other forward-looking statements. In addition, in this call, we will discuss non-GAAP measures in talking about our company’s performance.

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FINAL TRANSCRIPT

May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

You can find the reconciliation of those measures to our GAAP measures in our press release on our web site at www.impaccompanies.com under stockholder relations.

I would now like to get started by turning the call over to Impac Mortgage Holdings Chairman and CEO, Mr. Joseph Tomkinson.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Good morning and thank you for joining the Impac Mortgage Holdings first-quarter earnings conference call. In the room with us is Bill Ashmore, the President of IMH and Chief Operating Officer, Richard Johnson, our Chief Financial Officer, and Gretchen Verdugo, our Chief Accounting Officer.

I want to first start off the call by acknowledging and congratulating our accounting and finance departments, who over the past 10 months have put in countless hours and sleepless nights to successfully complete a restatement of our audited financial statements and become compliant with the Sarbanes-Oxley or SOX 404 Act.

As a result of being delayed in our assessment of internal controls and financial reporting, we couldn’t file our audit financial statements on form 10-K and we have been delayed in filing our first-quarter 10-Q, until the Company and our auditors completed their work on SOX 404. On March 31, 2005, the Company filed an unaudited financial statement on form 10-K.

As of Friday, we filed our amended Annual Report on form 10-K-A to include the audited financial statements for December 31, 2004. With the filing of our 2004 10-K-A and first-quarter 10-Q we are now current with our SEC filing requirements.

In connection with our audit and internal controls over financial reporting, we noted certain matters involving internal controls and operations that we considered to be material weaknesses. In substance, we needed to improve the proper accounting reporting for certain complex transactions and financial reporting matters and the Company’s access and change control over end-user computing spreadsheets were not designed properly, and the information technology general controls related to access and program changes were found to be a bit deficient.

As a result of these findings, and in addition to our obligations under SOX 404, during 2004, we began implementing the following actions to address the two identified material weaknesses.

We reviewed the material weaknesses with their audit committee and Senior Management.

We enhanced our documentation of critical accounting policies.

We hired outside consultants to assist our internal audit group in documenting our accounting and business processes and identifying areas that require control or process improvement.

We established new internal control processes based on discussions with our consultants and our own management team, seeking to remedy any deficiencies

We hired a Director of internal audit whose primary responsibilities are to perform risk assessment and monitoring our system of internal controls and, in addition, to oversee the establishment of formal policies and procedures throughout our organization.

We began hiring additional internal audit personnel, totaling six additional staff as of the current date.

We have instituted new control procedures around our quarterly reporting processes for accounting for significant or complex transactions.

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May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

We hired a new controller.

We’ve hired additional resources and accounting and financeers with expertise in technical accounting, SEC reporting and design and assessment of internal controls over financial reporting.

And we began implementation of policies and procedures with respect to authorization and monitoring of user asset — access — and with respect to the authorization and documentation requirements for program changes in order to ensure the effectiveness of these IT general controls.

During the first-quarter 2005, we have also taken the following actions.

We appointed an Executive Vice President and Chief Accounting Officer.

We hired a tax manager to assist the Company in planning and managing the Company’s outside tax professionals.

And we are evaluating and planning to implement an automated end user computing tool to ensure proper access and data integrity, to address the material weaknesses related to end-user computing spreadsheets we utilize for the aggregation, analysis and reporting of data.

While we believe that our disclosure, controls and procedures including our internal controls over financial reporting have significantly approved, it has not come without a cost. At the result of SOX 404, the Company incurred expenditures related to both our internal auditors and external advisors, resulting in an excess of $4 million, or over $0.05 per common share, not to mention the increased volatility in our common stock as our stockholders tried to sort out the implications of the restatement and subsequent related events. In the interest of protecting our stockholders from becoming the unintended victims of the first-year implementation SOX 404, the Company sought assistance from our local congressman to obtain guidance from the SEC with respect to the Company’s options of providing timely financial information to the public.

As a result of this meeting, the Company decided to file an unaudited financial statement on form 10-K rather than delaying our filing until the audit of internal control and financial reporting was complete. As confirmed by the filing of our form 10-K-A last week, our auditors have provided their unqualified opinions on our financial statement with no change to previously reported unaudited financial statements. Although the late filing of our audited form 10-K-A has resulted in the Company temporarily losing our timely filing status, we expect to continue to raise capital, but it may not be through an accelerated method such as our S3 universal shelf registration statement.

During 2005, while the Company was delinquent in its SEC filings, we continue to raise new capital in the form of trust-preferred securities. We recently completed two trust-preferred transactions which resulted in gross proceeds of $50 million to the Company. We are very pleased with these transactions, as they demonstrate the Company’s ability to continue to access the Capital Markets during difficult times and still with very attractive terms.

So, with this chapter behind us, I am pleased to be sharing with you our financial achievements, as well as our outlook for the remainder of 2005. Now let’s get started with the highlights for the first quarter which, given the current environment, we believe were outstanding.

GAAP net earnings per diluted common share for the first quarter this year was $2.23, as compared to $1.52 for the fourth-quarter 2004 and $0.15 for the same period last year. GAAP net earnings for the first-quarter 2005, as compared to the fourth-quarter 2004, increased primarily as non-interest income increased to 135.5 as compared to $66 million, primarily as mark-to-market gain on derivative instruments increased to $117.6 million, as compared to 47.9 million during the fourth quarter.

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May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

The unrealized mark-to-market gain was a result of an increase in the value of our interest rate swap agreements. As short-term interest rates rose, while long-term interest rates did not significantly change, our pay, fixed, received variable swap agreements appreciated in value.

Again I want to point out that, while this number tends to create a lot of volatility in our GAAP net earnings, for purposes of computing our estimated taxable income, this valuation is excluded.

Estimated taxable income which we believe is a better indicator of the Company’s ability to pay dividends for the first-quarter 2005, fourth-quarter 2004, and first-quarter 2004, increased to $56.8 million or $0.75 per common share, as compared to $50.2 million, or $0.68 per diluted common share, and 45.5 million, or $0.75 per diluted common share, respectively.

Total acquisitions and originations were $4.7 billion compared to $6.4 billion for the fourth-quarter 2004 and $3.5 billion for the first quarter of 2004. Of the $4.7 billion in acquisitions and originations for the first quarter, the long-term investment operation during the first quarter retained for investment approximately $3.3 billion compared to 4.8 billion for the fourth quarter and 2.9 billion for the first quarter last year.

This includes multifamily originations which increased by 34% to $165 million, as compared to 123 million during the fourth quarter and 94 million for the same period last year.

Total assets increased to $25.7 billion at March 31, 2005, as compared to 23.8 billion in December 31, 2004, from 10.6 billion on December 31, 2003. Book value per common share increased 13% to $13.31 at March 31, 2005, from $11.80 at December 31, 2004.

During the first quarter, we declared a common stock dividend of $.75 per share, which as of yesterday’s closing stock price of $18.10 represents an annualized yield of over 16%.

And now I want to point out the main drivers in trends and earnings. As I mentioned, total assets increased 8% to $25.7 billion compared to 23.8 billion, primarily as a [inaudible] during the first quarter retained for investment, $3.3 billion of primarily adjustable rate all-day mortgage loans from its mortgage operations.

During the first quarter, the mortgage operations sold 887 million of loans to third-party investors, for cash gains of $12.9 million. The sale of mortgage loans is consistent with our plans this year, of selling to third parties a greater percentage of loans that are acquired and originated from the mortgage operations.

Adjusted net interest margins for the first quarter remain stable at .81% — .81 as compared to 80 basis points during the fourth quarter of last year. We believe that adjusted net interest margins on mortgage assets, which is a non-GAAP financial measure and excludes amortization of loan discounts and includes net cash payments on derivative instruments, more closely reflects a true economic picture of net interest margins.

As interest rates continue to rise over the course of the year, we believe that the adjusted net interest margins on mortgage assets will remain stable or, furthermore, improve should prepayments slow down from the current levels. I want to remind our stockholders that our interest rate risk management policy is not to eliminate interest rate risks, but to mitigate the financial effects of changing interest rates.

As such, we protect a portion of our CMO portfolio. Generally, we protect 20 to 25% of our adjustable rate borrowings and finance our six-month LIBOR adjustable rate mortgage loans, and 75 to 80% on our hybrid mortgages, which have initial fixed rate terms of two, three, five, and seven years. Before I move on to discuss the trends at the mortgage operations, I would like to review the credit trends at the long-term investment operations which remain exceptional.

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May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

At March 31, 2005, of the loan sale in our CMO portfolio, 99% were A-credit quality loans, as defined by the Company. Of these loans, 90% were adjustable rate mortgage loans, 59% were purchase money transactions, and 76% included prepayment penalty features.

As of March 31, 2005, seriously delinquent loans, which are defined as 90 days or more delinquent, and include loans in foreclosure and delinquent bankruptcies, were 1.16% as a percentage of total assets, as compared to 1.09% December 31, 2004. At March 31, 2005, the Company’s allowances for loan losses increased to $66.8 million, compared to $64 million December 31, 2003.

The Company’s allowances for loan loss, as a percentage of its loans provided for, which includes loans sold for investment and CMO collateral, was 28 basis points at March 31, 2005, as compared to 29 basis points at December 31, 2004. In the opinion of management and in accordance with our loan loss reserve methodology, the present allowance for loan losses is considered adequate.

Now I would like to discuss trends at the mortgage operations. As expected first-quarter 2005 acquisitions and originations were slightly down from the fourth quarter of 2004. Total acquisitions and originations for the first quarter 2005 were 4.7 billion, as compared to 6.4 billion for the fourth-quarter 2004.

Here is a quick breakdown of numbers by division for the first quarter. Correspondent all pay loans acquisition were $4.1 billion compared to 5.7 for the fourth quarter. Wholesale all pay loan originations were 488.9 million compared to 511.8 million. And our sub prime units organization were 120 million as compared to 150 million.

In closing, while we are operating a very challenging interest rate and regulatory environment, we continue to believe that our fundamentals are solid and the prospects for the Company, long term, remain positive.

Furthermore, we believe that we have made improvements in our accounting and finance departments in response to SOX 404 requirements. We believe that our adjusted net interest margins will remain stable or improve as our loans continue to re-price over the course of the year. And prepayments should decline.

While we believe that the Federal Reserve will continue to raise short-term interest rates at a measured pace for at least the remainder of the year, we are confident that our interest rate risk management program is set on and will continue to protect the adjusted net interest margins from dramatic spikes and short-term interest rates.

In regards to the growth for 2005, while loan acquisitions and originations soften, and [inaudible] increased during the first quarter 2005, based on economic data and mortgage banking association projections and our own projections, we continue to expect purchase money transactions to be only slightly off the 2004 record volumes.

Therefore, while we anticipate more competition given the mortgage industry’s 2005 outlook and our current pipeline of $3 billion, we remain optimistic for continued solid loan production for 2005.

With respect to growth of the balance sheet, as a result of our current strategy of selling a greater percentage of our acquisitions and originations for profit, we anticipate moderate balance sheet growth and are currently on track to reach the $30 billion in total assets that we previously reported by the year end of 2005. That’s just under 30% growth from December 31, 2004 for the Company.

In this more competitive environment, the focus on the Company sales efforts have been to deliver competitive products and pricing with superior customer service, while maintaining our margins. In order to achieve greater profitability and more competitive pricing, the Company’s capital market efforts have been enhanced to achieve better overall execution on its loan sales and securitizations.

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FINAL TRANSCRIPT

May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

During 2005, we have continued to compete with innovative loan products, creative marketing ideas, competitive pricing and technology services, that focus on building customer relationships. Year to date, the Company has launched two new products along with realigning and enhancing our core all-pay adjustable rate programs, which are well received by our customers. In addition, we completed the programming of all of our loan products with our proprietary G2 Technology, allowing our customers to improve their efficiencies while reducing their repurchase liability — all of which is marketed on our new credit relief campaign at the recent mortgage bankers association conference in San Francisco.

Furthermore, as part of our growth strategy, we have issued our sales force within all of our loan production divisions. We —most notably is the correspondent division which represents 84% of our loan production.

We believe these efforts will result in increased loan production from new customers, and will become more evident during the second and third quarters of this year. Furthermore, with the challenges of SOX behind us, management can return to focusing more on its core business.

Over the years we have created a proven infrastructure that includes talented employees, proprietary technological systems, and established relationships. While we will continue to focus on the [Alt-A] market, as the marketplaces changes, we look forward to leveraging off of that infrastructure and using our resources to look at other opportunities that will complement, as well as further diversify, our businesses.

In closing, as we move into our 10th year as a publicly traded company, we bring with us a seasoned management team that, despite numerous challenges, has delivered attractive returns to our loyal stockholders. It is interesting to note that over the last two years, while our adjusted net interest margins have narrowed as much as 100 basis points, the Company has increased its dividend four times.

We continue to remain confident that the strength of our long-term investment portfolio, our ability to change strategies by retaining or selling mortgages, and interest rate risk management strategies will continue to provide us with the opportunity to deliver consistent, reliable dividends to our stockholders.

Before I open it up for questions, I really want to thank our shareholders and our employees for their continued support while we were working diligently to build the stockholder’s value. That concludes my formal remarks, and now I would like to open it up for questions.

QUESTIONS AND ANSWERS

Operator

[OPERATOR INSTRUCTIONS] . Your first question comes from Bill [Inaudible]

Bill — Analyst

Hello?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Go ahead.

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FINAL TRANSCRIPT

May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

Bill — Analyst

Hey, Joe. Do you know the ending balance on the cumulative undistributed taxable earnings on the TRS?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

Hey, Bill, this is Richard Johnson. For purposes of 2005, I would say we substantially distributed almost all of the taxable earnings that were generated for 2005. So whatever is remaining down there is left over from previous periods.

Bill — Analyst

So the balance at the end of 2005 was zero? Did I hear that correctly?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

Bill, if you look at the year-end 10-K, I think we made a disclosure as to the remaining taxable income at IFC. That number hasn’t changed.

Bill — Analyst

I have that number being disclosed at the end of the third quarter, but not the fourth quarter.

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

Unfortunately, I don’t have that number in front of me, but if you want to give me a call after the conference call, I can go through it with you. It has not changed from the end of the year.

Bill — Analyst

Okay. So you paid out — you didn’t dip into undistributed taxable earnings?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

We did not dip into previous year’s undistributed taxable income.

Bill — Analyst

Do you have what the taxable earnings were for the TRS in the first quarter?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

It was approximately the amount of the dividend.

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May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

Bill — Analyst

Okay. And just switching gears now to the hedge cost. Is there any chance that this actually goes positive — has a positive impact on the P&L?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

When you say “positive impact,” I think the answer of that is, we would expect the actual cash payments on derivatives, at some point in time in the future, go to a positive cash flow, as opposed to a negative cash flow.

Bill — Analyst

That is what I meant.

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

By the way, we are pretty close to that, but keep in mind that is as a result of borrowing costs going up, so there is an automatic offset to that number.

Bill — Analyst

Right. And the amortization rate of the premiums in the quarter?

I know you had to catch up in the fourth quarter, but the rate that you amortized in the first quarter appeared to drop pretty substantially from the third and fourth quarter run rates, and if I understand correctly, the prepaid speeds in your portfolio accelerated in the first quarter?

Am I correct in making these assumptions, and if so, why did these happen?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

The first question is — the amortization rates with respect to the premiums and CMO securitization costs — I believe they are fairly consistent with respect to the fourth quarter. If you look at the 10-Q, it shows that the actual basis points was 108 basis points, that are pretty close to what we did in the fourth quarter.

With respect to your other question about CPR, or prepayment rates, during the first quarter — we saw kind of an unusual pattern. It wasn’t something that was really consistent. We saw in the beginning of the quarter a large spike-up. In the middle of the quarter it dropped and, the end of the quarter it peaked up again.

We are not sure what to conclude out of that other than there is still volatility with respect to the CPR rates. We are not seeing a slowdown per se, but we are seeing some level of consistency relative to a previous period.

Bill — Analyst

Okay. Because I have you amortizing before the discount accretion, 71 million of loan premium in the fourth quarter and 11 million in securitization cost, which results in an amortization rate of 1.51% versus the 1.08 this quarter.

Maybe we talk offline, but I don’t get [flat] sequentially I get a down 39 basis points.

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FINAL TRANSCRIPT

May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

Bill, just after the call give me a call and I will go through your numbers.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Bill, are you there? Did we lose him?

Operator

Yes, sir. We will proceed to the next question. Your next question comes from Richard Eckert.

Richard Eckert - Roth Capital Partners, LLC - Analyst

Actually, the previous caller asked my questions. Thank you.

Operator

Your next question comes from [Scott Coran].

Scott Coran — Analyst

Hi, thanks. Actually sort of a follow-up to the last question also with respect to prepayment speeds and amortization rates. I think if you look at the accretion discount related to the MSR sales, it was 28 basis points this quarter.

Richard, am I right that it was 36 in Q4? And if so, again, how come that would be lower as prepayment speeds stay high. And then, I have another one. Thanks.

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

Scott, I am sorry. I am not sure I understand your question and where you got the numbers from. Can you repeat that?

Scott Coran — Analyst

Sure, the accretion of discount related to the MSR sales, I believe it was about 28 basis points this quarter.

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

That is correct.

Scott Coran — Analyst

And the number I have for Q4 is 36 bips. If that is accurate, I am just wondering why that would have come down if speeds remain higher or am I just kind of looking at this the wrong way?

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May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

No, I think that — I don’t have the fourth quarter in front of me. So if you have it — I can tell from you the standpoint of what would have happened is, at the end of last year we recalibrated all of our FASB 91 models and there was catch-up entries that were related to prepayment speeds. So, that applies to everything that is amortized under that method which includes loan discounts.

The premiums, the discounts, securitization expense, deferred gains — all of those things were redone by the end of the year of a catch-up entry to reflect current prepaid speeds.

Scott Coran — Analyst

Got you. That makes sense. Then another question is just - you indicated in your Q, I think, that 11.9 million of dividends were paid up to IMH from IFC in April.

Is that it for the quarter? Or, can you still upstream more in May and June? And then, I have one last question after that.

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

Yes, that is it for the quarter. And so the way that the [rereels] really work is, for all intents and purposes, the dividends throughout the whole year are applicable to the taxable income for IMH for 2005.

So, relative to the dividend payouts, we can make dividends any time throughout the year as long as they are made in the year to be applied to the 2005 taxable income calculation.

Scott Coran — Analyst

Okay. So again, when you report second-quarter earnings and we look at the reconciliation to taxable, we are just going to see 11.9 million coming up from IFC? Versus the 16 —

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

Actually, we will not include that in the second quarter of calculation. That would be removed, because that was part of the first quarter. So I wouldn’t show that again.

I think — you were trying to make sure that it is not duplicate and we are showing it twice, and we would not do that.

Scott Coran — Analyst

No, actually, the way I am looking at it is this quarter you upstreamed about 16 million, right?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

Yes.

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May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

Scott Coran — Analyst

And again, it says in April, that another 11.9 million was upstreamed. Are those — those are two separate entries?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

To walk you through it is is we made a $5 million disbursement on March 31, and then, subsequent to that, in April we made 11.9 for combination of 16.9.

Scott Coran — Analyst

Okay. That’s great. Thanks.

Then finally on — with respect to the gains on sale, can you just provide a little more detail specifically on the loans that were sold to IMH, the 3.3 million?

What was the cost basis on those and then also the transfer price, please?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

Scott, the transfer pricing, that hasn’t changed dramatically, although we have seen a little bit lower cost-per-loan production costs and, generally speaking, we transfer at cost plus ten basis points.

So the transfer price would have been reduced slightly as a result of our cost per loan going down because of the higher volume levels. But, the overall premiums associated with the loans that we owned at the REIT and transferred out haven’t changed materially from the previous period. So, there has been a lot of consistency overall about the total premiums for loans at the REIT that are acquired during the quarter.

Scott Coran — Analyst

Thanks a lot, Richard.

Operator

Your next question comes from James Ackor.

James Ackor - RBC Capital Markets - Analyst

Yes. Excuse me, good afternoon. I was wondering with regard to the late filing status —

How long does that last continuing — assuming you start to put Qs out on a timely basis and what implications —

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

I am going to give that to Gretchen Verdugo, our Chief Accounting Officer, who has had ongoing discussions regarding this with the SEC.

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FINAL TRANSCRIPT

May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

Gretchen Verdugo - Impac Mortgage Holdings, Inc. - CAO, VP

In regard to the Company’s late filing status, as you know, because we did file our K on a untimely basis, we received a late filing status. And, you need to have filed all of your filing requirements timely for the last 12 months in order for that to be removed. So, absent some sort of an exemption from the SEC, we would not expect to have that late-filing status removed until such time as we have been timely for 12 months —

James Ackor - RBC Capital Markets - Analyst

Okay.

Gretchen Verdugo - Impac Mortgage Holdings, Inc. - CAO, VP

— from the filing of our K.

James Ackor - RBC Capital Markets - Analyst

Okay.

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

That is not to mean that we can’t apply for it and possibly get an exemption from the SEC.

James Ackor - RBC Capital Markets - Analyst

Okay. Assuming no exemption, just for a second, what sort of implications does that have for capital raising opportunities and —

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

I am not sure that it has really real implications as far as raising capital. Perhaps it has to be planned out a little farther in advance. As we demonstrated in this last quarter, we raised in trust preferred $50 million of capital, at much better terms quite frankly than selling our stock at this — at these values. Richard Johnson has something he wants to add to this.

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

Yes, I think what Joe is alluding is is the Company’s ability to raise public capital has been returned. We can utilize what is called an S-1 filing, which is a long-form filing.

I think Joe’s point about making a little bit more planning may just take a little bit more time to do it, but we are not precluded from doing it.

At this point in time, we are only precluded from utilizing a universal shelf, which is an S-3 filing whereby you can take down from that shelf at any point in time with just a prospectus supplement with the SEC, which is a very quick and efficient way of doing it.

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May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

In essence, what we have lost that ability to do very quick, timely capital raising as opposed to losing it at all.

James Ackor - RBC Capital Markets - Analyst

Okay. That is exactly what I was looking for. Thank you.

Operator

[OPERATOR INSTRUCTIONS] Your next question comes from [Darius] [ Inaudible ]

Darius — Analyst

Hi, gentlemen. Two quick questions. Given the current shape of the forward LIBOR curve, do you have an estimate of when you should go into a net received position on the hedge portfolio?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

You know I think that question was asked before. I think the best way to describe it is soon. And just seeing the pattern over which payouts occurred over the first quarter. It is probably within the next three or four months at worst case.

Darius — Analyst

Okay. And then, a separate question. I know it is not terribly material to your financials but it would help me in understanding the industry better.

On the sub-prime whole loan cash gain on pricing, can you comment what you are seeing there and what you expect?

William Ashmore - Impac Mortgage Holdings, Inc. - President, COO

Can you clarify that? I am not sure what you mean.

Darius — Analyst

Well, for the sub-prime loans that you originate and sell for cash — what kind of pricing are you seeing on those loans?

William Ashmore - Impac Mortgage Holdings, Inc. - President, COO

Yeah, this is Bill Ashmore. You are looking anywhere from the low to the high 103s on a gross basis.

Darius — Analyst

Can you comment on the WACs and FICOs on those loans on average.

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May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

William Ashmore - Impac Mortgage Holdings, Inc. - President, COO

I am sorry, that is a weighted average —

Darius — Analyst

Weighted average coupon and the FICO scores.

William Ashmore - Impac Mortgage Holdings, Inc. - President, COO

Yes, you are looking at around a high-6 coupon, predominantly 228 and you are looking at around a 620 FICO score.

Darius — Analyst

Okay. Was any of the $.75 paid last quarter for the dividend or return of capital?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

No.

Darius — Analyst

Okay. Great, thank you, gentlemen.

Operator

Your next question comes from Eric Wasserstrom. Eric, your line is open. There is no response. We will proceed to the next question. Your next question comes from Howard [Amster].

Howard Amster — Analyst

Congratulations on getting a lot done this quarter. I had one question I didn’t understand from a previous question, Richard. Did you say all of the $.75 in earnings was not all earned from the taxable REIT subsidiary and nothing from the REIT, was it? I kind of heard you say that, but it didn’t make sense to me.

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

Hey, Howard. I think that, from the standpoint of the total taxable income, it was up roughly 16.9 million of the $56 million came from distributions from the TRS, or approximately roughly 30% of the earnings came from the TRS. 70% came from the REIT.

Howard Amster — Analyst

Okay. And then, can we assume that this $.04 a quarter that was incurred during the first quarter for trying to get in compliance is a — will not be a continuing expense?

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FINAL TRANSCRIPT

May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Well, unfortunately you are going to have SOX is with us. I don’t think we are going to see nearly the expenditures that we laid out in the fourth quarter in last year. So, the short answer is that figure is probably a one-time bill. However, there is going to be ongoing expenses SOX-related.

You know, three years ago, you had one auditor. Now we have to hire three auditors. You have to have — you have to have an external auditor. You have to have a tax auditor, independent of your external auditors. And then you have to have a SOX 404 team.

So it is — it is — it is going to be an ongoing expense, but not at those levels.

Howard Amster — Analyst

And then the only — the final question is, is there any guidance you are giving for this year as — you have given some guidance for where you felt the REIT portfolio would be — but is there any guidance on earnings you are giving at this point and if not, when will you be?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Well, I’ll just keep with our company tradition. You know, we don’t — we don’t try — we don’t project that out. You know, we keep saying, you know, we are — we are here to provide consistent, reliable dividends, and we think $.75 is a good dividend rate.

Howard Amster — Analyst

Okay. Thank you very much.

Operator

There are no further questions. Do you have any closing remarks? There are no further questions. Do you have any closing remarks?

Joseph Tomkinson - Impac Mortgage Holdings, Inc. - Chairman, CEO

Are — is there any more questions?

Operator

There are no further questions. Do you have any closing remarks?

Richard Johnson - Impac Mortgage Holdings, Inc. - CFO, VP

No, not at this time. I just wanted to thank everyone for joining us.

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FINAL TRANSCRIPT

May. 16. 2005 / 12:00PM, IMH - Q1 2005 Impac Mortgage Holdings, Inc. Earnings Conference Call

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